UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Schlumberger Limited

(Name of Registrant as Specified In Its Charter)

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Schlumberger Limited 153 East 53rd Street, 57th Floor New York, New York 10022-4624

42, rue Saint-Dominique 75007 Paris, France

Parkstraat 83 2514 JG The Hague The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 11, 2003

March 7, 2003

The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles, on Friday, April 11, 2003 at 10:30 in the morning (Curaçao time), for the following purposes:

1.	To elect 10 directors.

2.	To report on the course of business during the year ended December 31, 2002, to adopt and approve the Company’s Consolidated Balance Sheet as at December 31, 2002, its Consolidated Statement of Income for the year ended December 31, 2002, and the declaration of dividends by the Board of Directors as reflected in the Company’s 2002 Annual Report to Stockholders.

3.	To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 2003.

Action will also be taken upon such other matters as may come properly before the meeting.

The close of business on February 20, 2003 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

Ellen Summer

Secretary

Please sign your proxy card and return it in the enclosed

envelope so that you may be represented at the Meeting.

PROXY STATEMENT

March 7, 2003

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at the 2003 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 7, 2003. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2002 Annual Report to Stockholders is presented in the next section of this booklet. The Company’s Consolidated Balance Sheet as at December 31, 2002, its Consolidated Statement of Income for the year ended December 31, 2002 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

Each stockholder of record at the close of business on February 20, 2003 is entitled to one vote for each share registered in the stockholder’s name. On that date there were 582,204,604 outstanding shares of common stock of Schlumberger, excluding 84,900,064 shares held in treasury.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as required by Netherlands Antilles law, meetings of stockholders must be held in the Netherlands Antilles. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

1. Election of Directors

It is intended to fix the number of directors at 10 and to elect a Board of Directors of  10 members, each to hold office until the next Annual General Meeting of Stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees, except Tony Isaac, is now a director and was previously elected by the stockholders.  D. Euan Baird, a director from 1986 until his retirement on February 1, 2003 as Chairman of the Board and Chief Executive Officer, and William T. McCormick, Jr., a director since 1990, are not standing for reelection. Unless instructed otherwise, the proxies will be voted for the election of the 10 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

A majority of the votes cast is required to elect each of the nominees for director.

The Board of Directors Recommends a Vote FOR All Nominees.

The Board of Directors’ nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

Nominee, Age and Five-Year Business Experience	Director Since
JOHN DEUTCH, 64; Institute Professor, Massachusetts Institute of Technology, Cambridge, Massachusetts.(1)	1997
JAMIE S. GORELICK, 52; Vice Chair of Fannie Mae, the largest source of financing for U.S. home mortgages, Washington, D.C.(2).	2002
ANDREW GOULD, 56; Chairman and Chief Executive Officer since February 2003, President and Chief Operating Officer, March 2002 to February 2003, Executive Vice President Oilfield Services from January 1999 to March 2002, Executive Vice President Oilfield Products, February 1998 to January 1999.(3)	2002
TONY ISAAC, 61, Chief Executive, The BOC Group plc, an international portfolio of companies with four business segments consisting of Gases and Related Products, Vacuum, Supply Chain Solutions and Health Care since September 1999, Group Finance Director of the BOC Group plc from October 1994 to September 1999.(4)	—
ADRIAN LAJOUS, 59; Senior Energy Advisor, McKinsey & Company, Houston, Texas, since January 2001; Special Advisor to the President of Mexico (international oil matters), January 2000 to November 2000; Director and CEO, Pemex, Mexico’s national oil company from 1990 to 1999.(5)	2002
ANDRE LEVY-LANG, 65; Independent Investor since November 1999; Chairman of the Executive Board of Paribas, an international banking group, May 1998 to August 1999; Chairman of the Board of Management of Compagnie Financière de Paribas from June 1990 until May 1998, Paris.(6)	1992
DIDIER PRIMAT, 58; President, Primwest Holding N.V., an investment management company, Curaçao, N.A. (7)	1988
NICOLAS SEYDOUX, 63; Chairman and Chief Executive Officer, Gaumont, a French filmmaking enterprise, Paris.(7)	1982
LINDA GILLESPIE STUNTZ, 48; Partner, law firm of Stuntz, Davis & Staffier P.C., Washington, D. C (8)	1993
SVEN ULLRING, 67; Independent Adviser since June 2000; President and Chief Executive Officer, Det Norske Veritas, a provider of safety, quality and reliability services to maritime, offshore and other industries, from July 1985 to May 2000, Hovik, Norway.(9)	1990

(1)	Mr. Deutch is a director of Citigroup, a banking and insurance organization; CMS Energy Corp., a diversified energy company; Cummins Inc., a manufacturer of diesel engines and components; and Raytheon Corporation, an electronics manufacturer. Mr. Deutch’s adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch’s son was not influenced by John Deutch’s position as a director of the Company.
(2)	Ms. Gorelick is a director of United Technologies Corporation, a provider of high technology products and services to the aerospace industry, where she serves on its Audit, Finance and Public Issues Review Committees and serves on the Harvard Board of Overseers, and the boards of the John D. and Catherine T. MacArthur Foundation, America’s Promise and the Carnegie Endowment for International Peace. She is a member of the National Commission on Terrorism Attacks Upon the United States. Ms. Gorelick will retire from Fannie Mae on July 1, 2003, to devote more time to the Commission.
(3)	Mr. Gould is a director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group.
(4)	Mr. Isaac is a director of International Power plc and is Chairman of its Audit Committee and serves on its Remuneration and Appointments Committees and is a director of the Exel Group, plc and is Chairman of its Audit Committee.
(5)	Mr. Lajous is President of Petrométrica, an energy consulting company, Mexico City; President of Oxford Institute for Energy Studies, Oxford, U.K.; and Senior Energy Advisor at Morgan Stanley, London.
(6)	Mr. Lévy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company, and a director of Dexia, a Belgian financial services company.
(7)	Mr. Primat and Mr. Seydoux are cousins.
(8)	Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company, where she is Chairman of its Finance Committee and is a member of its Executive, Public Policy, and Corporate Governance Committees; and a director of the Electricity Innovation Institute, a nonprofit public benefit corporation engaged in research and technologies related to electricity production, transmission, distribution and utilization.
(9)	Mr. Ullring is Chairman of the Supervisory Board of Norsk Hydro, an energy, fertilizer and metals company; Chairman of the Supervisory Board of Storebrand, an insurance company; and Chairman of the Board of the Environmental Forum, all in Oslo, Norway; and a member of the Board of Keppel Corporation, a real estate development, shipbuilding and telecommunications company in Singapore.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to persons known by the Company to be the beneficial owner of 5% or more of the Common Stock.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
FMR Corp. (1)	50,431,204	8.685%
85 Devonshire Street Boston, Massachusetts 02109

(1)	Based on a Statement on Schedule 13G dated February 14, 2003. Such filing indicates that FMR Corp. has sole voting power with respect to 2,687,533 shares and sole dispositive power with respect to 50,431,204 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the Common Stock was acquired in the ordinary course of business and not for the purpose of influencing control of the Company.

The following lists the shares of Schlumberger Common Stock beneficially owned as of January 31, 2003 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual’s name. As of January 31, 2003, no nominee for director owned more than 1% of the outstanding shares of the Company’s Common Stock, except Mr. Primat who owned 3.03%. All 23 directors and executive officers as a group owned 3.82% of the outstanding shares of the Company at January 31, 2003.

Name	Shares
D. Euan Baird	2,323,704	(1)
John Deutch	4,600	(2)
Jaime S. Gorelick	1,000
Andrew Gould	422,888	(3)
Rene Huck	152,668	(4)
Tony Isaac	0
Adrian Lajous	500	(5)
André Lévy-Lang	5,000
William T. McCormick, Jr.	10,500
Jean-Marc Perraud	106,634	(6)
Irwin Pfister	403,649	(7)
Didier Primat	17,658,128	(8)
Nicolas Seydoux	252,524	(9)
Linda Gillespie Stuntz	6,300	(10)
Sven Ullring	4,405
All directors and executive officers as a group (23 persons)	22,231,185	(11)

(1)	Includes 699,955 shares held in a revocable grantor trust and 1,623,749 shares which may be acquired by Mr. Baird within 60 days through the exercise of stock options.
(2)	Includes 600 shares owned by Mr. Deutch’s wife, as to which he disclaims beneficial ownership.
(3)	Includes 387,888 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.
(4)	Includes 143,445 shares which may be acquired by Mr. Huck within 60 days through the exercise of stock options.
(5)	Excludes 300 shares held in a family trust as to which Mr. Lajous does not have voting or investment power.
(6)	Includes 91,435 shares which may be acquired by Mr. Perraud within 60 days through the exercise of stock options.
(7)	Includes 400,414 shares which may be acquired by Mr. Pfister within 60 days through the exercise of stock options.
(8)	Includes 560,000 shares as to which Mr. Primat shares investment power and 4,499,008 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.
(9)	Includes 15,364 shares owned by Mr. Seydoux’s wife, as to which he shares voting and investment power.
(10)	Includes 3,000 shares as to which Mrs. Stuntz shares voting power and 300 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee.
(11)	Includes 3,315,488 shares, which may be acquired by executive officers as a group within 60 days through the exercise of stock options.

Board and Committees

Schlumberger has an Audit, a Compensation, a Finance, a Nominating and a Technology Committee.

The Audit Committee is comprised of four independent directors as defined by the New York Stock Exchange’s current listing standards. It assists the Board in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements, including the Company’s accounting practices and internal accounting controls, and the independence and performance of the Company’s auditors. The Audit Committee recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. The independent auditors are accountable to the Audit Committee. Mrs. Stuntz is Chair of the Audit Committee. Ms. Gorelick and Messrs. Lévy-Lang and Primat are the other members.

The Compensation Committee is comprised entirely of outside directors who are responsible for reviewing the objectives and performance of the Chief Executive Officer and reviewing and approving the compensation of the Chief Executive Officer and the officers of the Company. The Compensation Committee also advises on general compensation and benefits matters and administers the Company’s stock option plans. Mr. McCormick is Chair of the Compensation Committee. Messrs. Seydoux and Ullring are the other members.

The Finance Committee advises on various matters, including dividend and financial policies and the investment and reinvestment of funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Mr. Lévy-Lang is Chair of the Finance Committee and Messrs. Gould and Lajous are the other members. Mr. Baird was a member until his resignation on February 1, 2003.

The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. It may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. The Nominating Committee is responsible for monitoring trends in Board membership and other corporate governance matters and for recommending changes, as well as leading the Board’s appraisal process. Mr. Seydoux is Chair of the Nominating Committee, and Mrs. Stuntz, Messrs. Deutch and McCormick are the other members. Mr. Baird was a member until his resignation on February 1, 2003. The Nominating Committee will consider nominees recommended by stockholders who may submit nominations to Chair, Nominating Committee, care of the Secretary, Schlumberger Limited, 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

The Technology Committee advises the Board and senior management on various matters including the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology and also advises on research strategy and university relationships. Mr. Deutch is Chair of the Technology Committee and Mr. Lévy-Lang is also a member.

During 2002 the Board of Directors held six meetings. The Audit Committee met five times; the Compensation Committee met three times; the Finance Committee met once; the Nominating Committee met four times; and the Technology Committee met once. All incumbent director nominees attended at least 80% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each, annual stock awards of 500 shares of Schlumberger common stock and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chair of each Committee receives an annual fee of $20,000, rather than the $10,000 annual fee for committee service.

Audit Committee Report

The Audit Committee is comprised of four directors and operates under a written charter reviewed annually by the Board of Directors. All members of the Audit Committee are independent as currently defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. During 2002, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent auditors, PricewaterhouseCoopers LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s senior management and independent auditors the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the Securities and Exchange Commission. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission and the New York Stock Exchange.

The Company’s independent auditors provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed the PricewaterhouseCoopers’ independence with them.

We have considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Jamie S. Gorelick	Didier Primat
André Lévy-Lang	Linda G. Stuntz, Chair

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to the next four most highly compensated executive officers for the fiscal years ending December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation
				Awards
Name and Principal Position	Year	Salary ($)(6)	Bonus ($)(6)	Securities Underlying Options(#)(7)	All Other Compensation($)(8)
D. E. Baird (1)	2002	1,500,000	450,000	250,000	209,500
Chairman and Chief Executive Officer	2001 2000	1,500,000 1,500,000	2,000,000 1,500,000	0 0	210,000 175,000

A. Gould (1) (2)	2002	966,667	300,000	300,000	124,700
President and Chief Operating Officer	2001 2000	800,000 507,000	1,120,000 567,200	100,000 200,000	95,704 53,922

I. Pfister (3)	2002	600,000	180,000	150,000	76,000
Executive Vice President	2001 2000	575,000 500,000	675,000 150,000	100,000 100,000	50,750 44,800

J.-M. Perraud (4)	2002	430,395	84,000	50,000	30,301
Executive Vice President and Chief Financial Officer

R. Huck (5)	2002	388,006	88,785	50,000	50,768
Vice President Quality, Health, Safety, Environment & Industry Affairs

(1)	Mr. Baird retired on February 1, 2003 and Mr. Gould became Chairman and Chief Executive Officer on that date.
(2)	Mr. Gould was Executive Vice President Oilfield Services until March 2002.
(3)	Effective January 1, 2003, Mr. Pfister assumed responsibility for Special Projects.
(4)	Mr. Perraud was Controller and Chief Accounting Officer until March 2002.
(5)	Mr. Huck was President Reservoir Evaluation and Development until March 2002 and is paid in Euros.
(6)	Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan.
(7)	The Company has granted no stock appreciation rights or restricted stock.
(8)	The 2001 amounts disclosed in this column include:
(a)	Company contributions to Schlumberger Profit Sharing Plans
(b)	Company contributions to the International Staff Profit Sharing Plan
(c)	Company unfunded credits to the Schlumberger Supplementary Benefit Plan
(d)	Company unfunded matching credits to the Schlumberger Restoration Savings Plan

	(a)($)	(b)($)	(c)($)	(d)($)
Mr. Baird	11,500	N/A	99,000	99,000
Mr. Gould	11,500	N/A	56,600	56,600
Mr. Pfister	11,500	N/A	32,250	32,250
Mr. Perraud	11,000	15,176	4,125	0
Mr. Huck	11,500	14,470	12,399	12,399

The Company’s matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death or change of control. The amounts credited under the Schlumberger Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

The following table sets forth certain information concerning options granted during 2002 to the named officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/SH)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
D. E. Baird	250,000	3.42	50.505	02/01/2008	7,940,581	20,122,991
A. Gould	300,000	4.10	55.745	04/17/2012	10,517,319	26,652,952
I. Pfister	150,000	2.05	55.745	04/17/2012	5,258,660	13,326,476
J.-M. Perraud	50,000	0.68	55.745	04/17/2012	1,752,887	4,442,159
R. Huck	50,000	0.68	55.745	04/17/2012	1,752,887	4,442,159

(1)	The Company has not granted any stock appreciation rights. Options listed above become exercisable in installments of 20% each year following the date of grant, except that Mr. Baird’s options are 100% exercisable as of January 16, 2003. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(2)	The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options’ dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and

December 31, 2001 Stock Option Value Table

The following table shows certain information concerning options exercised during 2002 by the named officers and the number and value of unexercised options at December 31, 2002. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 2002 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercises(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at FY-End ($) (2) Exercisable/ Unexercisable
D. E. Baird	439,600	13,680,792	1,373,749/250,000	12,311,200/0
A. Gould	0	—	376,898/530,772	1,918,026/0
I. Pfister	0	—	389,425/311,978	2,019,507/0
J. M. Perraud	0	—	87,237/96,396	525,278/0
R. Huck	24,396	677,713	143,445/94,373	295,197/0

(1)	Market value of stock on date of exercise less exercise price.
(2)	Closing price of stock on December 31, 2002 ($42.09) less exercise price.

Employment Agreement

Effective January 1, 2003, Irwin Pfister assumed responsibility for Special Projects. Mr. Pfister’s employment agreement with the Company provides for his current annual salary of $600,000 through September 30, 2003, adjusted to $450,000 for the remainder of the agreement which will expire on April 30, 2005, when he will retire. Mr. Pfister will receive certain supplemental pension benefits and will continue to participate in the Company’s employee benefit plans, other than vacation. He will participate in the cash incentive awards program through September 30, 2003.

Pension Plans

Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant’s pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee’s length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $37,052 for Mr. Baird, $124,237 for Mr. Gould, $12,338 for Mr. Perraud, and $16,207 for Mr. Huck.

Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee’s admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee’s length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement (assuming retirement at age 65) are: $57,193 for Mr. Huck and, assuming admissible compensation continues at the December 31, 2002 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are: $740,795 for Mr. Baird; $465,812 for Mr. Gould; $296,907 for Mr. Pfister; and $122,188 for Mr. Perraud.

Corporate Performance Graph

The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor’s 500 Stock Index and the cumulative total return on Value Line’s Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page 10.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE’S OILFIELD

SERVICES INDUSTRY INDEX

Assumes $100 invested on December 31, 1997 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line’s Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is composed entirely of outside Directors who are responsible for reviewing and approving the compensation, including base salaries and incentive awards, for the Chief Executive Officer and other executive officers. They are also responsible for reviewing and approving general compensation and retirement programs, as well as administering the stock option program for all employees.

Schlumberger’s compensation philosophy is to pay for performance through competitive programs that relate directly to the Company’s short and long-term goals, and to reward executives, managers and professionals who achieve these goals. Schlumberger’s compensation program has three basic components: base salary, annual cash incentive awards and stock option grants. In line with Schlumberger’s philosophy that annual cash compensation varies with Company performance, base salaries are targeted at the average of the competitive market with cash incentive awards based on individual and Company performance. This combination of base salary and cash incentive is targeted between the 60th and the 75th percentiles of the competitive market in years of strong performance. The addition of stock option awards over a career further enhances compensation commensurate with the Company’s long-term performance.

Base salaries are reviewed annually against competitive company information provided by outside compensation consultants. The companies in the databases are from industry segments in which Schlumberger competes: Oilfield Services and Information Technology. There are changes in the survey companies each year due to mergers and acquisitions, as well as the normal movement in and out of the surveys at the companies’ volition.

The competitive market used for compensation analyses differs from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Index).

While executive officer base salaries are reviewed annually, they are adjusted less frequently. Except for significant changes in responsibility, the cycle for base salary change is typically three to five years. This less frequent change of base salary emphasizes the at-risk portion of variable compensation.

Significant changes in responsibility in 2002 included: Mr. Gould was appointed President and Chief Operating Officer with a base salary of $1,000,000, Mr. Perraud became Executive Vice President and Chief Financial Officer with a base salary of $450,000, and Mr. Huck was appointed Vice President QHSE and Industry Affairs with a base salary of €382,000 ($357,000).

Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives in the preceding year.

The incentive targets of the named executive officers range from 60% to 100%, reflecting the level of responsibility of each position. The incentive awards are calculated as a percentage of base salary and in years of exceptional results may exceed the incentive target.

One half of the incentive for each executive is based on achievement of financial objectives of the Company or the business sector for which the executive has responsibility. Messrs. Gould, Pfister and Huck assumed new positions during 2002, so their objectives are a combination of Company and business sector financial goals. Mr. Perraud’s incentive is based on the Company’s financial objective.

The second half of the incentive relates to objectives that are specific to the executive. These objectives may be strategic or personal and may relate to one-year goals or be interim measures against longer-term objectives. The evaluation of achievement of these objectives is discretionary and subject to the approval of the Committee.

None of the four named executive officers received a payout on the financial half of their incentive for 2002.

The second half of the incentives for Messrs. Gould and Perraud were based on the overall performance of the Company in 2002. The second half of Mr. Pfister’s incentive was based on progress toward the achievement of specific financial and business objectives for SchlumbergerSema. The cash compensation of Messrs. Gould, Perraud and Pfister is below the median of the comparator market. The second half of Mr. Huck’s incentive was based on specific business and functional objectives. His cash compensation places him above the median of the comparator market.

Stock Options grants are awarded on a discretionary basis to eligible employees who demonstrate superior performance in their current position, as well as the likelihood of continued high-level performance in the future. Stock option grants are generally awarded on an 18-month cycle with additional grants awarded to recognize promotions, substantial changes in responsibility, individual or team achievements and other special circumstances.

The stock option grants awarded by the Company are normally uniform in their terms for all employees: 10-year term; vesting of 20% each year following the date of grant; option price equal to fair market value on the date of grant. In particular circumstances the Company grants awards with different vesting schedules.

Messrs. Gould, Pfister, Perraud and Huck received a stock option grant in April 2002 as part of a general grant.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 2002 will result in any material loss of tax deduction. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company’s stock option plans are believed to be in compliance with the provisions of Section 162 (m).

Compensation of the Chief Executive Officer

The Compensation Committee reviews and approves the objectives and the performance of the Chief Executive Officer, and sets his compensation subject to Board review.

Mr. Baird participated in the same compensation plans that are provided to other executives, management and professional employees in Schlumberger. Mr. Baird’s base salary of $1,500,000 was set in 1997 and has not been revised since. The annual incentive range for Mr. Baird was 100% of base salary.

One-half of the 2002 incentive award was based on earnings per share goals, which were not achieved. Mr. Baird did not receive any payout for the financial half of his incentive.

The second half of the award reflects the Committee’s evaluation of Mr. Baird’s performance against strategic and business objectives established early in calendar 2002. These specific objectives were a combination of business development, divestitures and financial goals. Disclosure of these objectives could adversely affect the Company’s competitive position.

The cash incentive awarded Mr. Baird for 2002 was $450,000. Mr. Baird’s total cash compensation for 2002 places him below the median of the comparator market.

The Compensation Committee, in recognition of Mr. Baird’s long-term strong contribution to the strategy and performance of the Company during his 16 year term as Chief Executive Officer and his anticipated tenure, awarded him a stock option grant (250,000 shares) in January 2002 that vested fully in one year.

In October 2002, the Board of Directors accepted the resignation of Mr. Baird from the Company effective February 1, 2003, as Chief Executive Officer, Chairman of the Board and Director, and determined that he would be succeeded by Mr. Gould. Mr. Baird had no employment agreement with the Company and as of February 1, 2003, has no continuing employment relationship or consulting contract with the Company.

As Chief Executive Officer Mr. Gould’s base salary is $1,500,000, which places him in the third quartile of the comparator market for base salaries. His incentive range is 0-100%. On January 15, 2003, the Compensation Committee awarded Mr. Gould a stock option grant of 300,000 shares with a 10-year term, vesting 20% each year following the date of grant.

Mr. Gould has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER BOARD OF

DIRECTORS

William T. McCormick, Jr., Chair	Sven Ullring
Nicolas Seydoux

2.  Financial Statements

The Company’s Consolidated Balance Sheet as at December 31, 2002, its Consolidated Statement of Income for the year ended December 31, 2002, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2002 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2002 Annual Report to Stockholders.

The Board of Directors Recommends a Vote FOR Item 2.

3.  Appointment of Auditors

PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 2003. The Schlumberger by-laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2003 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2002 and 2001 annual financial statements and reviews of quarterly financial statements and other audit services and (ii) the other services described below that were billed in 2002 and 2001.

	Year Ended December 31,
	2002	2001
	(in thousands)
Audit Fees	$11,404	$7,832
Audit-Related Fees (1)	2,071	1,946
Tax Fees (2)	2,817	2,498
All Other Fees (3)	791	2,669

	$17,083	$14,945

(1)	Consists of fees for employee benefit plan audits, due diligence relating to acquisition transactions, non-audit accounting related advice, internal controls reviews and other items.
(2)	Consists primarily of fees for tax compliance and fees for tax advice and other tax services.
(3)	In 2002, consists primarily of tax certificates and other agreed upon procedures. In 2001, consists primarily of financial information systems design and implementation services and valuation services.

The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2004 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2004 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 153 East 53 Street, 57th Floor, New York, New York 10022-4624, no later than November 8, 2003. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2004 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 22, 2004.

Other Matters

Stockholders may obtain a copy of Form 10-K filed with the Securities and Exchange Commission without charge by writing to the Secretary of the Company at 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Ellen Summer

Secretary

New York, N.Y.

March 7, 2003

Schlumberger Limited (Schlumberger N.V.) Proxy Solicitation on Behalf of the Board of Directors Annual General Meeting of Stockholders
P R O X Y

The undersigned, having received the Notice and Proxy Statement of the Annual General Meeting of Stockholders and the 2002 Annual Report to Stockholders, hereby appoints Jan A. Konig, Olette H.S. Pierik, Gerard C.A. Smeets and Willem van Bokhorst and each of them proxies, with power of substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles on April 11, 2003, and at any adjournment or adjournments thereof.

If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.

SEE REVERSE SIDE	Continued and to be signed on reverse side	SEE REVERSE SIDE

☒	Please mark votes as in this example

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations. Directors recommend a vote FOR items 1, 2 and 3.

			FOR	AGAINST	ABSTAIN

1.   Election of 10 Directors

      Nominees: J. Deutch, J.S. Gorelick,

      A. Gould, T. Isaac, A. Lajous,

      A. Lévy-Lang, D. Primat,

      N. Seydoux, L.G. Stuntz, S. Ullring

FOR ALL NOMINEES    ☐

WITHHELD
FROM ALL
NOMINEES     ☐

FOR ALL NOMINEES EXCEPT THOSE NOTED IN THE BLANK    ☐

		2. Adoption and approval of Financials and Dividends 3. Approval of Auditors	☐ ☐	☐ ☐	☐ ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        ☐

Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such.

Please sign, date and return in the enclosed envelope.

Signature: Date: Signature: Date: